MUSCLEPHARM RELEASES 2012 FINANCIAL RESULTS

- Annual Gross Sales Increase 267% to $78 Million -

DENVER, COLORADO – April 1, 2013 – MusclePharm Corporation (MSLP.OB) (“MusclePharm”), a nutritional supplement company focused on active lifestyles, announced today the financial results for the year ended December 31, 2012.

For the year ended December 31, 2012 (“FY 2012”), MusclePharm reported gross sales prior to accounting for advertising related credits that were granted to customers of $77.8 million, an increase of 267% as compared to $21.2 million for the year ended December 31, 2011 (“FY 2011”). After accounting for advertising related credits that were granted to customers, MusclePharm reported net sales of $67.1 million in FY 2012, an increase of 290% as compared to $17.2 million in FY 2011. Gross margin in FY 2012 was 21.4% as compared to 13.8 % in FY 2011. The net loss attributable to common stock holders for FY 2012 was $18.9 million as compared to a net loss of $23.3 million for FY 2011.

Commenting on the announcement, MusclePharm Founder & CEO, Brad Pyatt, stated, “As in previous years, our strategy in 2012 was focused on growing sales and increasing awareness for the award-winning MusclePharm brand. While our 2013 strategic focus remains strongly biased on growing sales and increasing brand awareness, we anticipate being able to do so on a profitable basis. We are also encouraged with the recent strengthening of our balance sheet having completed two separate equity financings over the past sixty days totaling $18 million in gross proceeds.”

ABOUT MUSCLEPHARM CORPORATION

MusclePharm is a healthy lifestyle company that develops and manufactures nutritional supplements which address active lifestyles, including muscle building, weight loss and maintaining general fitness through a daily nutritional supplement regimen. The products are formulated through a six-stage research process using the expertise of leading nutritional scientists. MusclePharm’s products are sold to consumers in more than 90 countries and available in over 10,500 U.S. retail outlets, including Dick’s Sporting Goods, GNC, Vitamin Shoppe and Vitamin World. MusclePharm products also are sold through more than 100 online channels globally, including bodybuilding.com, amazon.com and vitacost.com. MusclePharm also owns FitMiss™, a branded line of fitness supplements which is designed, dosed and formulated specifically for women with active lifestyles. For more information, please visit http://musclepharm.com/.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

MusclePharm Company Contact:

John H. Bluher, COO

Telephone: 303-618-0902

john@musclepharm.com

MusclePharm Investor Contact:

The Del Mar Consulting Group, Inc.	or	Alex Partners, LLC
Robert B. Prag, President		Scott Wilfong, President
Telephone: 858-794-9500		Telephone: 425-242-0891
Email: bprag@delmarconsulting.com		Email: Scott@alexpartnersllc.com

The Company has determined that advertising related credits that were granted to customers fell within the guidance of ASC No. 605-50-55 (“Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations). The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense.

The Company records store support, giveaways, sales allowances and discounts as a direct reduction of sales.

Sales for the years ended December 31, 2012 and 2011 are as follows:

	Year Ended December 31,
	2012	2011
Sales	$77,768,138	$21,197,518

Discounts	(10,712,923)	(3,984,882)

Sales – Net	$67,055,215	$17,212,636

Year ended December 31, 2012 compared to the year ended December 31, 2011.

	Year Ended December 31,
	2012	2011

Sales – net	$67,055,215	$17,212,636
Cost of sales	52,726,934	14,845,069
Gross profit	14,328,281	2,367,567
General and administrative expenses	23,064,092	18,587,727
Loss from operations	(8,735,811)	(16,220,160)
Other expense	(10,216,984)	(7,060,790)
Net loss	(18,952,795)	(23,280,950)
Net loss per share – basic and diluted	$(13.00)	$(70.30)
Weighted average number of common shares outstanding during the period – basic and diluted	1,458,757	331,159

MusclePharm Corporation and Subsidiary

Consolidated Balance Sheets

	December 31,

	2012	2011
Assets
Current Assets:
Cash	$-	$659,764
Cash – restricted	9,148	-
Accounts receivable – net	3,302,344	2,569,092
Inventory	257,975	-
Prepaid giveaways	358,800	-
Prepaid stock compensation	44,748	534,456
Prepaid sponsorship fees	6,249	203,333
Deferred equity costs	698,500	-
Other	272,117	50,188
Total current assets	4,949,881	4,016,833
Property and equipment – net	1,356,364	907,522
Debt issue costs – net	335,433	68,188
Other assets	125,049	53,585
Total assets	$6,766,727	$5,046,128
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$11,721,205	$9,359,073
Customer deposits	336,211	8,047
Debt – net	4,463,040	1,281,742
Derivative liabilities	-	7,061,238
Total Current Liabilities	16,520,456	17,710,100
Long Term Liabilities:
Debt – net	4,523	307,240
Total Liabilities	$16,524,979	$18,017,340
Commitments and contingencies:
Stockholders’ Deficit:
Preferred stock, $0.001 par value, Series A Convertible Preferred Stock, 5,000,000 shares authorized, none issued and outstanding	-	-
Preferred stock, $0.001 par value, Series B Preferred Stock, 51 shares authorized, 51 shares issued and outstanding	-	-
Preferred stock, $0.001 par value, Series C Convertible Preferred Stock, 500 shares authorized, 190 and 190 issued none and 190 outstanding	-	-
Common Stock, $0.001 par value; 100,000,000 shares authorized, 2,778,404 and 712,860 issued and 2,747,308 and 712,860 outstanding	2,778	713
Treasury Stock, at cost; 31,096 and zero shares	(460,978)	-
Additional paid-in capital	54,817,341	32,184,756
Accumulated deficit	(64,109,476)	(45,156,681)
Accumulated other comprehensive loss	(7,917)	-
Total Stockholders’ Deficit	(9,758,252)	(12,971,212)
Total Liabilities and Stockholders’ Deficit	$6,766,727	$5,046,128

Amounts set forth reflect the effect of the Company’s 1:850 reverse split effective November 26, 2012.